Player's Health


PLAYER'S HEALTH

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Introduction

Player's Health is a digital Risk and Insurance Services organization that protects athletes and sports organizations with a risk management platform. To do this, we use an interactive mobile platform designed to allow coaches to quickly and easily document any injury that occurs during practice or games. This ensures proper attention is paid to health and wellbeing of youth athletes by promoting real time communication between coaches, athletic trainers, and guardians. Our HIPAA compliant interface simplifies the flow of youth athlete health information between coach, parent, and healthcare provider. Player's Health fosters a personalized network of care for each youth athlete.

Recommendations



Kevin Payne US Club Soccer CEO

"We believe Player's Health will be a revolutionary tool in helping parents, guardians, coaches, and clubs keep our players safe!"

Testimonials

Dane County Football
Dane County, WI
On YouTube →

Jessica Peters
Former physical therapist with our client, PT Solutions
Pilot Point, TX

“Player’s Health is a great injury and health management system that allows for high level documentation as well as better communication with parents and coaches that will assist with the care plan of an injured student athlete. It provides multiple avenues for parent or guardian, coach and school communication and education platforms. The best part is parents and guardians have the ability to assist and support medical decisions for their student athlete, their care plan and the return to play process.”

Problem

We put our children in sports programs so that they can have fun and develop critical social skills, but this fun learning environment is often corrupted by instances of preventable injuries and instances of abuse. In fact, the CDC estimates that over half of the 5.5 million injuries sustained each year by American youth and high school athletes are preventable. Additionally, the rise in preventable injuries and abuse cases in sports has resulted in higher insurance costs for everyone, which ultimately gets passed down to parents. These issues are ruining the fun of sports.

Small youth sports organizations do not have enough staff to manage the paperwork and training necessary to keep risk and costs low. Keeping track of background checks, safe coaching training, abuse prevention training, injuries and injury updates, rehabilitation schedules, and concussion return-to-play protocol is so difficult that many organizations see managing these issues as a hassle not worthy of their time. This lack of attention to life-altering detail is exacerbated by the fact that insurance companies do not reward good organizational behavior, resulting in small sports organizations spending an average of $15,000 a year for liability insurance. The financial pain involved with purchasing insurance is made worse due to the endless paperwork and months of time necessary to obtain a policy. There must be a better way.



Solution

The Player’s Health risk management platform allows sports organizations and their members to track and manage injuries, institute concussion management protocols, train coaches in injury and abuse prevention, anonymously and/or privately report instances of abuse, and much more. Then we sell insurance through Player’s Health Cover, an e-brokerage that uses behavioral data from the risk management platform to more accurately underwrite risk so that we are able to determine which sports organizations deserve discounted insurance premiums and which organizations should pay more. We protect athletes, save responsible organizations money, and make a lot of money in the process.

So how do we protect athletes?

Let's take a fictional athlete, Johnny, as an example. Through integrations with sports league management and registration companies like TeamSnap, and SportsEngine, setup is seamless. Johnny's parents create a secure profile for their child that shows the sports Johnny plays, his medical conditions, and insurance information. Once setup is complete Johnny is cleared to play.

One day Johnny takes a hit to the head in practice. The Player's Health app allows Johnny's coach to quickly and immediately document the incident.

Johnny's parents receive an instant notification that provides details of Johnny's injury which explain that he may have sustained a concussion and his parents must follow an outline of state-specific protocol that ensures Johnny receives medical treatment and clearance before he is allowed to return to practice.

With Player's Health, guardians, coaches, and players can rest easy knowing that everyone in a sports organization is trained on injury management and abuse prevention and recognition. If an abuse incident occurs, an athlete, coach, or guardian can anonymously report it and begin an investigation, assuring no one falls through the cracks.

Today, over 40,000 athletes from 120 Universities, high schools and youth sport clubs are enjoying the health and safety protections offered by the Player's Health platform.


PLAYER'S HEALTH
Risk Management Platform
40 000 Athletes
120 Organizations
9 000+ Injuries


COVER
Organizations
Policies
Claims
Certificates
Support
INSTRUCTIONS
Organizations
+ADD

Market


Market Size
$4.5 Billion
Initial Target

Our business focuses on two main customer segments, offering several lines of insurance products. The first and primary target is the $4.5B pay to play sports organizations and school districts market in the U.S. and Canada that is part of an $8B global sports insurance market opportunity. These organizations often have an affluent membership with more than 300,000 sports organizations in the U.S. and Canada alone. These organizations have average revenue of more than $50,000 per year and an average spend of $15,000 on property and casualty insurance coverage.

Our secondary target segment is personal lines insurance. The personal lines insurance marketplace is a $1.1 trillion global market opportunity including products like travel medical, personal AD&D, travel cancellation, and registration savings. Current clients will serve as a distribution network for personal lines products.

Competitive Landscape

Our major competitors are insurance companies with a strong sports background including K&K, Sadler & Co, and Chubb. Our competitors have poor online presences or execute most transactions using traditional customer acquisition and underwriting strategies. In regard to risk management solutions and consulting services, these organizations are still using paper-based informational content and training videos that have no quantitative value in analyzing risk within a messy, volunteer organized sports club. These insurance organizations are unable to accurately segment sports organizations and identify their risk profile. Our risk management solutions allow us to properly price insurance for organizations based on how well they promote safety and reduce risk. Additionally, we plan to provide engaging online content that is relevant to the situations these organizations face daily.

	SADLER	K&K	AIG	[illegible]	P H
Buy Online	⊖	⊖	⊖	⊖	✓
Electronic Application	✓	⊖	✓	⊖	✓
E-Claims Management	⊖	⊖	⊖	⊖	✓
Predictive Injury Risk AI	⊖	⊖	⊖	⊖	✓
Risk Management	✓	✓	⊖	⊖	✓
Cost Comparables	⊖	⊖	⊖	⊖	✓

Business Model

What makes us different as an insurance company is how we make money.

Player's Health collects behavioral data that allows us to offer our clients discounts high as 20% on insurance policies that we underwrite and distribute. Sports organizations spend an average of $15,000 per year in insurance premiums, and we will receive 20% of yearly premium while saving money for sports organizations.

Progress

Player's Health has developed a three-pronged strategy for rapid distribution through partnerships, direct marketing/sales, and insurance brokers.

Partnerships: The company has signed partnership agreements with two of the four largest companies in the youth sports services industry: SportsEngine, the largest sports registration company in the U.S. and TeamSnap, the largest sports league management platform. We also have a signed partnership agreement with U.S. Club Soccer, one of the national governing bodies for soccer. Players Health plans to continue developing partnerships for lead generation with other sports registration companies.

Direct Marketing/Sales: Player's Health has developed an internal sales and marketing channel using various types of digital marketing, content marketing, e-mail marketing and direct sales to generate interest.

Broker Distribution: Player's Health plans to develop lead generation through broker distribution while acting as the underwriting authority for the organizations that are currently working with brokers. We have developed a partnership with HUB International Limited, an insurance brokerage providing an array of property, casualty, risk management, life and health, employee benefits, investment, and wealth management products and services across North America. HUB plans to establish regional sales teams to distribute Player's Health products.

Our internal sales channel has generated a significant waitlist of pent-up demand for our unique insurance solution!

teamSNAP

5,000+ CLUBS
OVER 15,000,000 USERS

sportsengine

20,000+ CLUBS
OVER 30,000,000 USERS

Success

Player's Health recently participated in Techstars Boulder, one of the premier start up accelerators in the world. During that program the company made significant strides in building partnerships and refining business models to ensure long-term success.



Press mentions:

- Chicago Tribune - "Player's Health tackles entrepreneurship, tech, kids' injuries"
- The Business Journals - "Minneapolis tech firm Player's Health wins Google Demo Day"
- ChicagoInno - "A Chicago Startup Is Tackling Concussions Head-on"
- Star Tribune - "Three Twin Cities black tech leaders land spots in accelerators"

Team

Our team consists of a group of hard-working and determined people with over 50 years of elite sports experience and over 27 years of insurance industry experience. We understand the needs of our customers better than anyone in this space.

Tyrre Burks CEO

Sports: Football

Tyrre was a standout college football player at Winona State University. Following his college career, Tyrre went on to play football professionally for a few years in Europe and the Canadian Football League. Unfortunately, injuries plagued his football career which concluded by the time he was 24 years old. Although injuries cut his football career short, Tyrre gained insight into a problem that needs to be solved, which led him to create Player's Health.

Chris Pesigan COO

Sports: Rugby - University of Notre Dame

Chris Pesigan is a CPA (Certified Public Accountant) by trade. Before joining Player's Health, Chris was a financial auditor for Ernst & Young, auditing major accounts in the insurance industry. He also served as the first employee at Rent Like A Champion, an airbnb for college football. He grew the number of Rent Like A Champion markets from 3 to 24 in 2 years and over $4m in revenue. The company was featured on Shark Tank in 2015. Chris manages the operations and finance for our company.

Kari Moxness Director of Client Execution and Performance

Sports: Volleyball - University of Arizona

Kari was a scholarship volleyball player at the University of Arizona where she graduated with a B.A. in Communications and a minor in Business. Before joining Player's Health, Kari was a Territory Sales Representative at Cardinal Health. She overachieved her sales quotas by building and sustaining relationships with customers, guaranteeing their satisfaction, and earning their loyalty. Kari ensures that our sports organizations are properly on-boarded and are achieving risk management goals and deadlines.

Dylan Wong Director of Customer Acquisition

Sports: Soccer - University of Macalister

Dylan played soccer at Macalester College where he graduated with a degree in Economics. Dylan completed an internship with a private equity firm and was pursuing a career in finance when he decided to join Player's Health as Director of Customer Acquisition. Since then, Dylan has negotiated partnerships with entities like USPORTS in Canada and focused on growing the business from organic channels.

Ilya Pashkov Creative Director

Ilya is a creative technologist and a leader with a passion for innovative technologies & design. He developed the foundation of our brand, product design, and UI/UX. Ilya specializes in innovations and technologies, branding and identity, startups and new business development, art and creative direction, product design, and UI/UX

Otis Grigsby General Counsel

Sports: Football - NFL (Minnesota Vikings, Carolina Panthers, Atlanta Falcons and Miami Dolphins)

Otis Grigsby is an attorney licensed to practice in Texas and Ohio. He focuses on trademark preparation and prosecution; technology transactions, including information technology and business process outsourcing transactions; software licensing and development arrangements; and other related corporate transactions. His practice also involves general corporate and securities law matters, including venture capital, mergers and acquisitions, securities offerings and SEC disclosure, reporting and compliance.Otis oversees all legal-related matters for Player's Health. Before practicing law, Mr. Grigsby played defensive end for the Minnesota Vikings, Carolina Panthers, Atlanta Falcons and Miami Dolphins.

Neil Mitchell President of Insurance

Before joining Player's Health, Neil was a property & casualty insurance professional who worked for Marsh Canada Limited. At Marsh, Neil has progressed through the ranks of management and leadership. He has extensive experience in dealing with clients with significant national and international exposure and needs for traditional and alternative risk and insurance solutions. Neil was part of Marsh Canada's leadership team as a Managing Director and as a member of Marsh Canada's National Leadership Executive Committee. Neil is also a regular participant in insurance conferences as both a panel member and moderator. Neil is a married father of three adult children. Neil has a passion for helping those who are less fortunate as well as being active in the great outdoors. Neil has completed two Ironman triathlons and has done numerous multi-day endurance charity rides including the Sears National Kids Cancer Ride for the Coast to Coast Against Cancer Foundation

Barnett Frank Chief Medical Officer

Barnett Frank Ph.D., ATC is a Postdoctoral Research Fellow in the Department of Exercise and Sport Science at the University of North Carolina - Chapel Hill. Barnett completed his doctoral studies in Human Movement Science with a specialization in musculoskeletal injury prevention at The University of North Carolina at Chapel Hill in 2016. Additionally, Barnett completed his studies in The Master of Arts Athletic Training program at UNC. He manages and runs the sports epidemiology efforts at Player's Health.

Advisors and Investors



John Bardis
Former Assistant Secretary for Administration at the U.S. Department of Health and Human Services

Techstars Premier Startup Accelerator

Use of Proceeds

- Development of the PH Cover platform (insurance e-brokerage)
- Development of PH Protect (abuse reporting and prevention platform)
- Insurance policy administration
- Team expansion (President of Insurance and General Counsel)
- Increased marketing spend

Be a Part of Player's Health

This is an offering of Common, under registration exemption 4(a)(6), in Ao1 Solutions Inc., doing business as Player's Health. This offering must raise at least $10,000 by November 15, 2018 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Player's Health may issue additional securities to raise up to $106,999, the offering's *maximum*.

$599 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,067,780 shares × $0.88 per share
= $7,979,646 implied valuation

Financials

Player's Health's official name is Ao1 Solutions Inc., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Player's Health's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 7, 2018
- Form C/A on July 5, 2018

Ask Player's Health a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.